CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of Nationwide Life Insurance Company:


We consent to the use of our report for Nationwide Life Insurance Company and subsidiaries dated March 1, 2005, included herein, and to the reference to our firm under the heading "Services" in the Statement of Additional Information (SEC File Number 333-121879). Our report for Nationwide Life Insurance Company and subsidiaries refers to the adoption of the American Institute of Public Accountants' Statement of Position 03-1, Accounting and Reporting by Insurance Enterprises for Certain Long-Duration Contracts and for Separate Accounts in 2004.





KPMG LLP
Columbus, Ohio
April 25, 2005